Insure.com	News Flash!

8205 South Cass Avenue, Darien, Illinois 60561	Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc. Phillip A. Perillo Chief Financial Officer (630) 515-0170, ext. 295 phil@insure.com

Insure.com, Inc. Reports Second
Quarter 2008 Financial Results

•	Quarterly net profit of $57,000 vs. net loss of $299,000 in Q2 2007
•	Revenues decline 13 percent to $4.1 million vs. $4.7 million in Q1 2007
•	Sequential net profit of $57,000 vs. net loss of $512,000 in Q1 2008
•	Shares repurchased total 316,000 in second quarter
•	Cash and invested assets now at $9.8 million with no debt

DARIEN, Illinois (July 30, 2008) -- Insure.com, Inc. (Nasdaq: NSUR), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the second quarter ended June 30, 2008.

Financial Results

Insure.com reported revenues of $4.1 million for the second quarter of 2008, a decrease of 13 percent from revenues of $4.7 million for the same quarter of 2007. Net profit for the quarter was $57,000 or $0.01 per share, compared to a loss of $299,000, or $0.04 per share, for the second quarter of 2007. Financial results for the second quarter of 2008 include a one-time telecommunications expense reduction of $225,000.

As previously reported, Insure.com reported a net loss of $512,000 on revenues of $4.0 million in the first quarter of 2008.

“Insure.com achieved a much-improved bottom line financial performance in the second quarter, especially on a sequential basis, due to increased life insurance policy sales and reduced marketing and operations costs,” said Robert Bland, chairman and CEO. “Our #1 focus going forward will be to increase our internal telephone sales force from 40 life insurance agents to 100 over the next four quarters in order to fulfill our robust lead flow. Seventy-six percent of our customers are choosing to buy by phone, so we will continue to be frugal with our marketing budget while we continue to expand our telephone sales center.”

“We have remained focused on being more efficient with the life insurance leads we receive,” stated Phil Perillo, chief financial officer. “We believe that our core life insurance brokerage operations have not been impacted by the turmoil in other financial service and energy markets. Our new Remote Agent program has about 100 participating independent agencies and we have begun to generate small amounts of wholesale commission revenues from this new source in the second quarter, which we expect to grow over time.”

Continued…

Insure.com has a strong balance sheet with no debt. Cash and investments in marketable securities totaled $9.8 million at June 30, 2008, and cash flow from operations was a positive $407,000 for the second quarter of 2008.

Stockholders’ equity amounted to $17.5 million at June 30, 2008, as compared to $19.2 million at December 31, 2007, with about $1.2 million of the decrease coming from the repurchase of Company stock in the second quarter. During the second quarter of 2008, the Company repurchased 316,000 shares and is currently authorized by its board to repurchase up to 600,000 additional shares in the open market or in negotiated transactions.

About Insure.com

Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements

This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the United States Securities and Exchange Commission.

INSURE.COM, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended June 30,			Six Months Ended June 30,
	2008		2007	2008	2007
Revenues:
Commissions and fees	$	$ 4,056	$4,679	$8,023	$8,880

Expenses:
Selling & marketing		1,028	1,421	2,309	3,196
Operations		1,997	2,662	4,232	4,805
General & administrative		873	820	1,744	1,879
Depreciation & amort.		200	188	408	383
Total expenses		4,098	5,091	8,693	10,263
Operating income (loss)		(42)	(412)	(670)	(1,383)

Investment income (net)		99	111	214	200
Gain (loss) on disposal of assets		-	2	-	2

Net income (loss)		$57	$(299)	$(456)	$(1,181)

Net income (loss) per common share, basic and diluted		$0.01	$(0.04)	$(0.06)	$(0.16)

Diluted average common shares and equivalents outstanding		7,151	7,300	7,197	7,300

SELECTED BALANCE SHEET DATA
(In thousands)

	June 30, 2008	December 31, 2007

Cash and equivalents	$3,840	$2,072
Investments	5,960	8,941
Commissions receivable	3,232	3,263
Intangibles and goodwill	4,908	5,148
Other assets	1,505	1,515
Total assets	$19,445	$20,939

Total current liabilities	$1,920	$1,695
Total stockholders' equity	17,525	19,244
Total liabilities & stockholders' equity	$19,445	$20,939